EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about June 8, 2007) pertaining to the Gemstar-TV Guide International, Inc. 2007 Long-Term Incentive Plan of Gemstar-TV Guide International, Inc., of our reports dated February 14, 2007, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Gemstar-TV International, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gemstar-TV Guide International, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

June 8, 2007